As filed with the Securities and Exchange Commission on December 4, 2019

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

LMP Automotive Holdings, Inc.

(Exact name of registrant as specified in its charter)

Delaware	5500	82-3829328
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

601 N. State Road 7

Plantation, FL 33317

(954) 895-0352

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Samer Tawfik

President, Chief Executive Officer and Chairman

601 N. State Road 7

Plantation, FL 33317

(954) 895-0352

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

David C. Rose, Esq. M. Ali Panjwani, Esq. Pryor Cashman LLP 7 Times Square New York, New York 10036 (212) 421-4100	Stephen E. Older, Esq. Rakesh Gopalan, Esq. McGuireWoods LLP 1251 Avenue of the Americas, 20th Floor New York, New York 10020 (212) 548-2100

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☒    Registration No. 333-232172

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☒

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Aggregate Offering Price Per Share		Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(3)
Common Stock, $0.00001 par value per share(2)	240,455		$5.00	$1,202,275.00	$156.06
Representative Warrants	-		$-	$-	$-
Common Stock underlying Representative Warrants(4)	10,455		$6.25	$65,343.75	$8.48
Total	250,910	$		$1,267,618.75	$164.54

(1)	Represents only the additional number of shares of common stock being registered, and includes 31,363 additional shares of common stock that the underwriters have the option to purchase. Does not include the securities that the registrant previously registered on the Registration Statement on Form S-1, as amended (Registration No. 333-232172).
(2)	In accordance with Rule 416(a), the Registrant is also registering an indeterminate number of additional shares of common stock that shall be issuable pursuant to Rule 416 to prevent dilution resulting from share splits, share dividends or similar transactions.
(3)	Calculated pursuant to Rule 457(a) under the Securities Act of 1933, as amended, or the Securities Act, for the purpose of determining the registration fee. The registrant previously registered securities with a proposed maximum aggregate offering price not to exceed $15,211,357.50 on the Registration Statement on Form S-1, as amended (Registration No. 333-232172), which was declared effective by the Securities and Exchange Commission on December 4, 2019. In accordance with Rule 462(b) under the Securities Act, an additional amount of securities having a proposed maximum aggregate offering price of $1,267,618.75 are hereby registered.
(4)	We have agreed to issue to the representative of the several underwriters warrants to purchase the number of shares of common stock (the “Representative Warrants”) in the aggregate equal to five percent (5%) of the shares of our common stock to be issued and sold in this offering (excluding shares issuable upon exercise of the over-allotment option described herein). The Representative Warrants are exercisable for a price per share equal to 125% of the public offering price. Does not include any securities that the registrant previously registered on the Registration Statement on Form S-1, as amended (Registration No. 333-232172).

This Registration Statement shall become effective upon filing with the Securities and Exchange Commission in accordance with Rule 462(b) of the Securities Act.

EXPLANATORY NOTE AND INCORPORATION OF

CERTAIN INFORMATION BY REFERENCE

LMP Automotive Holdings, Inc., a Delaware corporation (the “Registrant”), is filing this Registration Statement with the Securities and Exchange Commission (the “Commission”) pursuant to Rule 462(b) under the Securities Act of 1933, as amended. This Registration Statement relates to the public offering of securities contemplated by the Registration Statement on Form S-1, as amended (Registration No. 333-232172) (the “Prior Registration Statement”), which the Commission declared effective on December 4, 2019.

The Registrant is filing this Registration Statement for the sole purpose of increasing by 250,910 shares the number of shares of its common stock, par value $0.00001 per share, to be registered for sale, 31,363 of which may be sold upon exercise of the underwriters’ option to purchase additional shares. The additional shares that are being registered for issuance and sale are in an amount and at a price that together represent no more than 20% of the maximum aggregate offering price set forth in the Calculation of Registration Fee table contained in the Prior Registration Statement. The information set forth in the Prior Registration Statement, and all exhibits to the Prior Registration Statement, are hereby incorporated by reference into this Registration Statement.

The required opinions and consents are listed on the Exhibit Index attached hereto and filed herewith.

EXHIBIT INDEX

Exhibit Number	Description

5.1	Opinion of Pryor Cashman LLP as to the validity of securities being offered.

23.1	Consent of Grassi & Co., CPAs, P.C.

23.2	Consent of Pryor Cashman LLP (included in Exhibit 5.1 to this Registration Statement).

24.1*	Powers of Attorney (incorporated by reference to page II-4 of the Registration Statement on Form S-1 (Registration No. 333-232172) filed on June 17, 2019).

*	Previously filed.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boca Raton, State of Florida, on December 4, 2019.

LMP AUTOMOTIVE HOLDINGS, INC.

By:	/s/ Samer Tawfik
	Name:	Samer Tawfik
	Title:	Chairman, President and
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

/s/ Samer Tawfik	Dated: December 4, 2019
Name: Samer Tawfik Title: Chairman, President and Chief Executive Officer (Principal Executive Officer)

/s/ Bryan Silverstein	Dated: December 4, 2019
Name: Bryan Silverstein Title: Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)

*	Dated: December 4, 2019
Name: William “Billy” Cohen
Title: Director

*	Dated: December 4, 2019
Name: Robert “Bob” J. Morris, Jr.
Title: Director

*	Dated: December 4, 2019
Name: Elias Nader
Title: Director

By:	/s/ Samer Tawfik
Samer Tawfik
Attorney-in-Fact